UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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    Starent Networks, Corp.

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Additional Materials Filed Pursuant to Rule 14a-6

On November 27, 2009, Starent Networks, Corp. (“Starent”) issued the following press release announcing that Starent, and each of the other named defendants, had entered into a Memorandum of Understanding regarding the settlement of a putative class action lawsuit filed in the Chancery Court for the State of Delaware on behalf of Starent’s stockholders following the announcement of the proposed merger between Starent and Cisco Systems, Inc.

FOR IMMEDIATE RELEASE

Starent Networks Agrees to Settle Shareholder Class Action Lawsuit

Tewksbury, Mass., November 27, 2009 – Starent Networks, Corp. (NASDAQ: STAR), a leading global provider of infrastructure hardware and software products and services that enable mobile operators to deliver multimedia services to their subscribers, today announced that it and the other named defendants have entered into a memorandum of understanding with plaintiff’s counsel in connection with a putative class action lawsuit filed in the Chancery Court for the State of Delaware in connection with the proposed acquisition of Starent Networks by Cisco Systems, Inc.

Under the terms of the memorandum, Starent Networks, the other named defendants and the plaintiff have agreed to settle the lawsuit, subject to court approval. If the court approves the settlement contemplated in the memorandum, the lawsuit will be dismissed with prejudice. Starent Networks and the other defendants deny all of the allegations in the lawsuit and believe the disclosures are appropriate under the law. Nevertheless, Starent Networks and the other defendants have agreed to settle the putative class action lawsuit in order to avoid costly litigation and reduce the risk of any delay to the closing of the merger.

Pursuant to the terms of the memorandum, Starent Networks has agreed to provide additional information to stockholders through publicly available filings in order to supplement the proxy statement that has been provided to Starent Networks’ stockholders in connection with the special meeting of stockholders concerning the proposed merger. This additional information, which should be read in conjunction with the proxy statement, is attached as Exhibit A to this press release, will be set forth in a Current Report on Form 8-K that Starent Networks will file with the Securities and Exchange Commission (the “SEC”) and will be mailed to Starent stockholders of record entitled to vote at the special meeting.

In return for the additional disclosures contained in Exhibit A, the plaintiff has agreed to dismiss the action and to withdraw all motions filed in connection with such action. In addition, Starent Networks has agreed to pay the legal fees and expenses of plaintiff’s counsel, in an amount to be determined by the court. This payment will not affect the amount of merger consideration to be paid in the merger. The details of the settlement will be set forth in a notice to be sent to Starent Networks’ stockholders prior to a hearing before the court to consider both the settlement and plaintiff’s fee application.

About Starent Networks

Starent Networks, Corp. is a leading provider of infrastructure solutions that enable mobile operators to deliver multimedia services to their subscribers. Starent Networks has created solutions that provide mobile operators with the functions and services needed for access, mobility management and call control in their networks. Through integrated intelligence and high performance capabilities, Starent Networks’ solutions also enhance subscriber management, billing and session policy enforcement. The company’s products are capable of supporting a wide range of mobile wireless networks, such as CDMA2000, UMTS/HSPA, LTE, WiFi, and WiMAX. Starent Networks’ products have been deployed by over 100 mobile operators in 45 countries. Additional information about Starent Networks is available at www.starentnetworks.com.

Cisco and Cisco Systems are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the United States and certain other countries. Starent and the Starent Networks logo are registered trademarks or trademarks of Starent networks, Corp. in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Starent Networks, including statements with respect to the expected litigation settlement, consummation and timing of the merger and financial projections, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Starent Networks’ control. Risks and uncertainties that could cause results to differ from expectations include: uncertainties relating to court approval of the settlement; uncertainties as to the timing of the merger; uncertainties as to how Starent Networks stockholders will vote their shares with respect to the merger; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Starent Networks’ control; transaction costs; actual or contingent liabilities; or other risks and uncertainties discussed in documents filed with the SEC by Starent Networks, including factors discussed in the “Risk Factors” section of Starent Networks’ most recent Quarterly Report on Form 10-Q filed with the SEC on November 6, 2009, and other documents Starent Networks periodically files with the SEC. In addition, the forward-looking statements included in this press release represent Starent Networks’ views as of the date of this press release. Starent Networks anticipates that subsequent events and developments will cause its views to change. However, while Starent Networks may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Starent Networks’ views as of any date subsequent to the date of this press release.

Important Additional Information Concerning the Merger and Where to Find It

In connection with the proposed merger, Starent Networks has filed a definitive proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Starent Networks through the website maintained by the SEC at http://www.sec.gov. In addition, investors and security holders are able to obtain free copies of the Proxy Statement from Starent Networks by contacting Starent Networks Investor Relations at 978-863-3743. A copy of this press release can be found on the investor relations page of Starent Networks’ website at http://ir.starentnetworks.com.

Starent Networks and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Starent Network’s participants, which may be different from those of Starent Networks’ stockholders generally, in the solicitation is set forth in Starent Networks’ Annual Report on Form 10-K for the year ended December 31, 2008, its proxy statement dated April 7, 2009 and the definitive proxy statement relating to the merger dated November 9, 2009, which are filed with the SEC. As of September 30, 2009, Starent Networks’ directors and executive officers beneficially owned approximately 15,204,815 shares, or 21 percent, of Starent Networks’ common stock. In addition, Starent Networks has entered into retention agreements with its executive officers, which are described in a Current Report on Form 8-K filed by Starent with the SEC on June 11, 2009, and certain of the officers are entering into employment agreements with Cisco, which will become effective as of the closing of the transaction. A more complete description of these agreements and the interests of the officers and directors is available in the definitive proxy statement relating to the merger.

Exhibit A

The supplemental disclosure to be set forth in the Current Report on Form 8-K that Starent Networks will file with the Securities and Exchange Commission and to be mailed to stockholders or record entitled to vote at the special meeting is provided below:

On November 27, 2009, Starent Networks, Corp. (“Starent Networks”) issued a press release announcing that it has entered into a memorandum of understanding with plaintiff’s counsel and other named defendants regarding the settlement of a putative class action lawsuit filed in the Chancery Court for the State of Delaware on behalf of Starent Networks’ stockholders following the announcement of the proposed merger between Starent Networks and Cisco Systems, Inc. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As described in greater detail in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2009 (the “Proxy Statement”) and in Starent Networks’ Form 10-Q for the period ended September 30, 2009, two putative class action lawsuits were filed, the first on October 14, 2009 in the Superior Court of Suffolk County for the Commonwealth of Massachusetts and the second on October 20, 2009 in the Chancery Court for the State of Delaware in and for New Castle County. In addition, on November 6, 2009, another putative class action lawsuit, caption Mifflin v. Starent Networks Corp., et. al. C.A. No. 09-4771-BLS, was filed in the Superior Court, Business Litigation Session, of Suffolk County of the Commonwealth of Massachusetts. This lawsuit, which was purportedly brought on behalf of a class of Starent Networks stockholders and names Starent Networks, its directors, Cisco and Barcelona Acquisition Corp. as defendants, challenges the fairness of the merger price and the adequacy of the disclosures in the Proxy Statement, and seeks to enjoin the stockholder vote on December 11, 2009.

Under the terms of the memorandum, Starent Networks, the other named defendants and the plaintiff in the Delaware action have agreed to settle the Delaware lawsuit, subject to court approval. If the court approves the settlement contemplated in the memorandum, the Delaware lawsuit will be dismissed with prejudice. Pursuant to the terms of the memorandum, Starent Networks has agreed to make available additional information to its stockholders. The additional information is contained below in this Report and should be read in conjunction with the Proxy Statement. In return, the Delaware plaintiff agreed to the dismissal of the action and to withdraw all motions filed in connection with such action. In addition, Starent Networks agreed to pay the legal fees and expenses of plaintiff’s counsel, in an amount to be determined by the court. This payment will not affect the amount of merger consideration to be paid in the merger. The details of the settlement will be set forth in a notice to be sent to Starent Networks’ stockholders prior to a hearing before the court to consider both the settlement and plaintiff’s fee application.

The settlement will not affect the merger consideration to be paid to stockholders of Starent Networks in connection with the proposed merger between Starent Networks and Cisco Systems, Inc. or the timing of the special meeting of stockholders of Starent Networks scheduled for December 11, 2009 in Boston, Massachusetts to vote upon a proposal to adopt the merger agreement among Cisco Systems, Inc., Barcelona Acquisition Corp. and Starent Networks.

Starent Networks denies all of the allegations in the lawsuit and believes that its disclosures are appropriate under the law. Nevertheless, Starent Networks and the other defendants have agreed to settle the putative class action litigation in order to avoid costly litigation and reduce the risk of any delay to the closing of the merger.

*        *        *

The following information supplements the Proxy Statement and should be read in conjunction with the Proxy Statement. All page references in the information below shall refer to those contained in the Proxy Statement, and terms used below shall have the meanings set forth in the Proxy Statement, unless otherwise defined below:

1. At a meeting of the board of directors of Starent on October 1, 2009, summarized at page 21 of the Proxy Statement, a representative of Goldman Sachs also discussed with the board of directors a preliminary draft financial analysis of the transaction proposed by Cisco. That preliminary analysis included, among other things, an illustrative discounted cash flow analysis performed by Goldman Sachs using management projections. Goldman Sachs calculated indications of net present value of unlevered free cash flows for Starent for the years 2010 through 2014, using discount rates ranging from 13.3% to 15.3% and terminal values as of year end 2014 ranging from 10.0x to 14.0x. The results of this preliminary analysis were illustrative per share value indications of $29.20 to $40.20. In performing this preliminary analysis, Goldman Sachs relied upon management projections that excluded stock-based compensation expense. In reviewing these projections with management, Goldman Sachs observed that the economic effect of stock-based compensation was not accounted for anywhere in the unlevered free cash flow projections. For this reason, Goldman Sachs disregarded its preliminary analysis and did not rely upon it in issuing its Fairness Opinion. Starent subsequently adjusted its projections to include an estimate of future stock-based compensation expense. Management estimated the economic effect to be equal to the accounting cost of such expense under GAAP, which is the same amount that had been excluded from the original projections. As set forth on page 32 of the Proxy Statement and below, in performing its final illustrative discounted cash flow analysis, Goldman Sachs used unlevered free cash flow projections that took into account the economic effect of stock based compensation expense in the manner described above. In voting to approve the transaction with Cisco, the Starent board of directors did not rely on Goldman Sachs’ preliminary work but rather relied upon Goldman Sachs’ final discounted cash flow analysis.

2. The weighted average cost of capital , or “WACC”, range, as shown on page 32 of the Proxy Statement is higher than the cost of equity in this case because the target capital structure used in the WACC analysis assumes that there will continue to be an amount of cash that exceeds total financial debt carried on the balance sheet of Starent. With this target capital structure, the WACC is higher than the cost of equity using a capital asset pricing model (CAPM) because the equity weighting used in the calculation of the WACC is greater than 100%.

3. The Financial Forecasts summarized on pages 35-36 of the Proxy Statement showed unlevered free cash flow declining from $41 million in 2010 to $28 million in 2011. For 2010, revenues were projected to grow 31% and Adjusted EBIT was projected to grow at approximately the same rate. Also in 2010, working capital was projected to increase by only 18%, lower than the rate of revenue growth due to improvements in working capital management. In 2011, although revenues were forecast to grow 30% from $425 million to $552 million, Adjusted EBIT was expected to grow only 14% from $139 million to $159 million based on expected lower margins on sales to new customers in new geographic regions. Working capital was projected to increase 30% in 2011, in line with the rate of revenue growth. The slower growth in Adjusted EBIT relative to revenue, coupled with increased working capital requirements resulting from revenue growth, resulted in a decline in unlevered free cash flow from 2010 to 2011.

4. Starent did not include in its stand-alone Financial Forecasts summarized on pages 35-36 of the Proxy Statement any revenue from the OEM Reseller Agreement with Cisco because such Agreement was entered into only in connection with the Merger Agreement. Starent did not include in its Financial Forecasts any revenue from the strategic alliance under discussion with Company Y (as referred to in the Proxy Statement) because it considered any revenue specifically attributable to that alliance to be too speculative to be so included; however, the Financial Forecasts did include certain revenues from sales to the principal customer that would have been served through such alliance.

Forward-Looking Statements

Any statements in this filing about future expectations, plans and prospects for Starent Networks, including statements with respect to the expected litigation settlement, consummation and timing of the merger and financial projections, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Starent Networks’ control. Risks and uncertainties that could cause results to differ from expectations include: uncertainties relating to court approval of the settlement; uncertainties as to the timing of the merger; uncertainties as to how Starent Networks stockholders will vote their shares with respect to the merger; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Starent Networks’ control; transaction costs; actual or contingent liabilities; or other risks and uncertainties discussed in documents filed with the SEC by Starent Networks, including factors discussed in the “Risk Factors” section of Starent Networks’ most recent Quarterly Report on Form 10-Q filed with the SEC on November 6, 2009, and other documents Starent Networks periodically files with the SEC. In addition, the forward-looking statements included in this filing represent Starent Networks’ views as of the date of this filing. Starent Networks anticipates that subsequent events and developments will cause its views to change. However, while Starent Networks may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Starent Networks’ views as of any date subsequent to the date of this filing.

Important Additional Information Concerning the Merger and Where to Find It

In connection with the proposed merger, Starent Networks has filed a definitive proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Starent Networks through the website maintained by the SEC at http://www.sec.gov. In addition, investors and security holders are able to obtain free copies of the Proxy Statement from Starent Networks by contacting Starent Networks Investor Relations at 978-863-3743.

Starent Networks and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Starent Network’s participants, which may be different from those of Starent Networks’ stockholders generally, in the solicitation is set forth in Starent Networks’ Annual Report on Form 10-K for the year ended December 31, 2008, its annual meeting proxy statement dated April 7, 2009 and the definitive proxy statement relating to the merger dated November 9, 2009, which are filed with the SEC. As of September 30, 2009, Starent Networks’ directors and executive officers beneficially owned approximately 15,204,815 shares, or 21 percent, of Starent Networks’ common stock. In addition, Starent Networks has entered into retention agreements with its executive officers, which are described in a Current Report on Form 8-K filed by Starent with the SEC on June 11, 2009, and certain of the officers are entering into employment agreements with Cisco, which will become effective as of the closing of the transaction. A more complete description of these agreements and the interests of the officers and directors is available in the definitive proxy statement relating to the merger.